EXHIBIT 99.1

Epiq Systems Announces Third Quarter 2012 Results Reporting 20% Operating Revenue Growth

KANSAS CITY, Kan., Nov. 1, 2012 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for the third quarter of 2012 with operating revenue (total revenue before reimbursable expenses) of $83.9 million, up 20% compared to $69.8 million for the prior year. September 30, 2012 year-to-date operating revenue was $256.5 million, up 33% compared to $192.7 million for the prior year.

On September 5, 2012, the Board of Directors increased the quarterly cash dividend for a second time this year to 9.0 cents per share of outstanding common stock. The new quarterly dividend rate represents a 38% increase from the prior quarterly dividend rate of 6.5 cents per share. Year-to-date, the quarterly cash dividend per share has increased 80% as compared to the dividend of 5.0 cents per share paid in the first quarter of 2012.

Net income for the third quarter of 2012 was $11.3 million compared to $4.3 million for the year ago quarter. September 30, 2012 year-to-date net income was $18.5 million compared to $10.1 million for the prior year. Net income per diluted share for the third quarter of 2012 was $0.31 compared to $0.12 for the year ago quarter. September 30, 2012 year-to-date net income per diluted share was $0.50 compared to $0.28 for the prior year. Net income for third quarter and year-to-date reflects non-cash, acquisition-related fair value adjustments of $11.7 million and $17.2 million in 2012, and $1.7 million and $4.5 million in 2011, respectively, on a pretax basis.

September 30, 2012 year-to-date net cash provided by operating activities was $42.6 million, up 57% compared to $27.1 million for the prior year.

Third quarter 2012 Non-GAAP net income was $8.7 million, up 6% compared to $8.2 million for the year ago quarter. September 30, 2012 year-to-date non-GAAP net income was $25.8 million, up 12% compared to $23.0 million for the prior year. Third quarter 2012 Non-GAAP net income per diluted share was $0.24 compared to $0.23 for the year ago quarter. September 30, 2012 year-to-date non-GAAP net income per diluted share was $0.70 compared to $0.63 for the prior year. Non-GAAP results do not include the impact of the non-cash, acquisition-related fair value adjustments.

Third quarter 2012 non-GAAP adjusted EBITDA was $23.2 million, up 11% compared to $20.8 million for the year ago quarter. September 30, 2012 year-to-date non-GAAP adjusted EBITDA was $68.6 million, up 17% compared to $58.8 million for the prior year.

Condensed consolidated statements of income, balance sheets and cash flows are attached.

Third quarter 2012 operating revenue for the eDiscovery segment increased 39% to $50.9 million compared to $36.6 million for the year ago quarter. September 30, 2012 year-to-date operating revenue was $142.5 million, up 48% compared to $96.3 million in the prior year. Third quarter 2012 non-GAAP adjusted EBITDA was $19.8 million, up 34% compared to $14.8 million for the year ago quarter. September 30, 2012 year-to-date non-GAAP adjusted EBITDA was $53.4 million, up 30% compared to $40.9 million in the prior year. The eDiscovery segment continues to exhibit leadership in the marketplace, and we expect continued strength in this segment as we progress through the fourth quarter and through 2013.

Third quarter 2012 operating revenue for the Bankruptcy segment was $21.2 million, compared to $23.8 million for the year ago quarter. September 30, 2012 year-to-date operating revenue was $66.9 million compared to $68.1 million in the prior year. Third quarter 2012 non-GAAP adjusted EBITDA was $9.6 million compared to $11.6 million for the year ago quarter. September 30, 2012 year-to-date non-GAAP adjusted EBITDA was $31.8 million compared to $35.5 million in the prior year. The Bankruptcy segment's results reflect the expected impact of lower bankruptcy filings experienced in 2011 and 2012. Epiq has maintained market leadership and our bankruptcy franchise remains strong in the current bankruptcy services marketplace.

Third quarter 2012 operating revenue for the Settlement Administration segment increased 26% to $11.7 million compared to $9.3 million in the year ago quarter. September 30, 2012 year-to-date operating revenue was $47.1 million, up 67% compared to $28.2 million in the prior year. Non-GAAP adjusted EBITDA was $1.6 million for the third quarter of 2012 compared to $1.9 million for the year ago quarter. September 30, 2012 year-to-date non-GAAP adjusted EBITDA was $9.1 million, compared to $4.1 million in the prior year. Settlement Administration's year-to-date operating revenue benefitted from strong retention of new engagements as well as a large engagement that was principally completed in the second quarter. The segment is expected to conclude the year with double-digit operating revenue growth in the fourth quarter compared to the prior year.

Tom W. Olofson, chairman and CEO of Epiq Systems stated, "The third quarter saw our eDiscovery operating revenue sequentially grow 19% compared with the second quarter, and we expect the fourth quarter to reflect another sequential increase. The eDiscovery segment continues to demonstrate market leadership in a highly fragmented marketplace, and is positioned for continued strong growth as we enter 2013. The Settlement Administration business has had a strong year with new retentions as well as a large matter that was completed earlier this year. While the Bankruptcy segment's operating revenue is down as expected versus the prior year due to low bankruptcy filings, we have maintained market leadership across our entire bankruptcy franchise. We were also pleased to report a very strong 57% increase in our year-to-date cash from operating activities, and to provide a second increase in the cash dividend this year, reflecting our confidence for the future and our commitment to provide long-term shareholder value."

Key events:

  Epiq opened a document review center in Hong Kong to meet the needs of Asia-based law firms and in-house corporate counsel, offering on-site project management, recruiting and staffing operations.

  On August 17, 2012, Epiq paid a cash dividend of 6.5 cents per share of outstanding common stock. On September 5, 2012, the Board of Directors increased the quarterly cash dividend to 9.0 cents per share of outstanding common stock. The new quarterly dividend, representing a 38% increase from the prior quarterly dividend of 6.5 cents per share, will be paid on November 27, 2012 to shareholders of record at the close of business on November 9, 2012.

  In June 2012, the Board of Directors approved a share repurchase program, authorizing up to an aggregate of $35 million in share repurchases. As of September 30, 2012, Epiq has repurchased 283,980 shares at an average price of $11.62 per share.

Conference Call

Epiq will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 303-6311 before 3:30 p.m. central time. International participants may dial (631) 813-4730. An archive of the internet broadcast will be available on Epiq's website until the next earnings update. A recording of the call will also be available through November 14, 2012, beginning approximately two hours after the call ends. To access the recording, please call (855) 859-2056 and enter conference ID number 35318845.

About Epiq Systems

Epiq Systems is a leading global provider of technology-enabled solutions for electronic discovery, bankruptcy and class action administration. We offer full-service capabilities, which include litigation, investigations, financial transactions, regulatory compliance and other legal matters for eDiscovery. Our innovative technology and services, combined with deep subject-matter expertise, provide reliable solutions for the professionals we serve.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Use of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition intangibles, share-based compensation, acquisition-related expense, capitalized loan fee amortization, litigation expense/settlement, and the effect of tax adjustments that are outside of Epiq Systems' anticipated effective tax rate, all net of tax), (ii) non-GAAP net income per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for depreciation, amortization, share-based compensation, acquisition-related expense, net expenses related to financing, litigation expense/settlement, and provision for income taxes). Income taxes typically represent a complex element of a company's income statement and effective tax rates can vary widely between different periods. Epiq Systems uses an approximate statutory tax rate of 40% to reflect income tax effects in the presentation of its non-GAAP net income and non-GAAP net income per share. Utilization of an approximate statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand financial performance of the company across historical periods.

Although Epiq Systems reports its results using GAAP, Epiq Systems also uses non-GAAP financial measures when management believes those measures provide useful information for its shareholders. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations and to allow a comparison with other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Certain items are excluded from these non-GAAP financial measures to provide additional comparability measures from period to period. These non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, such comparable financial measures.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which include, but are not limited to, any projection or expectation of earnings, revenue or other financial items; the plans, strategies and objectives of management for future operations; factors that may affect our operating results; new products or services; the demand for our products or services; our ability to consummate acquisitions and successfully integrate them into our operations; future capital expenditures; effects of current or future economic conditions or performance; industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations which may not prove to be accurate. Forward-looking statements may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective," "seeks," and "potential" and variations of these words and similar expressions or negatives of these words. Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our clients' deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, or changes in government legislation or court rules affecting these filings, (4) overall strength and stability of general economic conditions, both in the United States and in the global markets, (5) significant changes in the competitive environment, (6) risks associated with handling of confidential data and compliance with information privacy laws, (7) changes in or the effects of pricing structures and arrangements, (8) risks associated with the integration of acquisitions into our existing business operations, (9) risks associated with indebtedness, (10) risks associated with foreign currency fluctuations, (11) risks associated with developing and providing software and internet-based technology solutions to our clients, (12) risks associated with cyber attacks, interruptions or delays in services at data centers, (13) risks of errors or failures of software or services, (14) risks associated with our international operations, (15) risks of litigation against us, and (16) other risks detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

REVENUE:
Operating revenue	$83,865	$69,752	$256,529	$192,656
Reimbursable expenses	7,122	6,359	20,825	17,031
Total Revenues and Reimbursable Expenses	90,987	76,111	277,354	209,687

OPERATING EXPENSE:
Direct costs (exclusive of depreciation and amortization shown separately below)	34,346	24,666	107,425	66,917
Reimbursed direct costs	6,891	6,289	20,179	16,778
General and administrative	26,988	26,395	87,252	72,763
Depreciation and software and leasehold amortization	6,755	5,795	20,006	16,808
Amortization of identifiable intangible assets	6,804	6,146	20,325	16,107
Fair value adjustment to contingent consideration	(11,717)	(1,691)	(17,188)	(4,466)
Intangible asset impairment expense	--	--	1,777	--
Other operating (income) expense	--	70	(225)	3,980
Total Operating Expense	70,067	67,670	239,551	188,887

INCOME FROM OPERATIONS	20,920	8,441	37,803	20,800

INTEREST EXPENSE (INCOME):
Interest expense	1,926	1,555	7,365	4,122
Interest income	(5)	(96)	(12)	(112)
Net Interest Expense	1,921	1,459	7,353	4,010

INCOME BEFORE INCOME TAXES	18,999	6,982	30,450	16,790

PROVISION FOR INCOME TAXES	7,733	2,696	11,988	6,649

NET INCOME	$11,266	$4,286	$18,462	$10,141

NET INCOME PER SHARE INFORMATION:
Net income per share – Diluted	$0.31	$0.12	$0.50	$0.28

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING – DILUTED	36,344	36,629	36,427	36,550

Cash dividends declared per common share	$0.09	$0.05	$0.21	$0.16

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2012	December 31, 2011

ASSETS
ASSETS:
Cash and cash equivalents	$3,345	$2,838
Trade accounts receivable, net	104,472	89,619
Property and equipment, net	44,230	46,773
Goodwill	404,212	402,736
Other intangibles, net	66,214	88,087
Other	39,648	48,611

TOTAL ASSETS	$662,121	$678,664

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable	$12,679	$12,048
Indebtedness	233,045	263,478
Other liabilities	72,338	70,219
EQUITY	344,059	332,919

TOTAL LIABILITIES AND EQUITY	$662,121	$678,664

EPIQ SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,462	$10,141
Non-cash adjustments to net income:
Depreciation and amortization	40,331	32,915
Other, net	(2,324)	5,055
Changes in operating assets and liabilities, net	(13,892)	(20,972)
Net cash provided by operating activities	42,577	27,139

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment, software and other	(16,756)	(15,462)
Payment of deferred acquisition consideration	(8,400)	--
Cash paid for business acquisition, net of cash required	--	(99,330)
Net cash used in investing activities	(25,156)	(114,792)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in indebtedness	(5,736)	100,379
Common stock repurchases	(5,939)	(10,858)
Cash dividends paid	(5,925)	(3,728)
Other	617	596
Net cash (used in) provided by financing activities	(16,983)	86,389

Effect of exchange rate changes on cash	69	505

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$507	$ (759)

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME TO
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

NET INCOME	$11,266	$4,286	$18,462	$10,141
Plus:
Depreciation and amortization	13,559	11,941	40,331	32,915
Share-based compensation	1,731	2,072	5,134	5,589
Acquisition-related (income) expense (1)	(13,189)	(1,621)	(14,487)	(486)
Expense related to financing, net (2)	2,101	1,459	6,215	4,010
Litigation expense	--	--	1,005	--
Provision for income taxes	7,733	2,696	11,988	6,649
	11,935	16,547	50,186	48,677
NON-GAAP ADJUSTED EBITDA	$23,201	$20,833	$68,648	$58,818

(1) Acquisition-related expense includes direct acquisition costs, non-cash fair value adjustments for acquisitions related to accretion and potential contingent consideration, and impairment charges for an acquisition-related intangible asset.
(2) Expense related to financing is net of interest income and excludes the accretion of a discount for acquisition-related obligations.

EPIQ SYSTEMS, INC.
RECONCILIATION OF NET INCOME
TO NON-GAAP NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

NET INCOME	$11,266	$4,286	$18,462	$10,141
Plus (net of tax(1)) :
Amortization of acquisition intangibles	4,082	3,687	12,195	9,664
Share-based compensation	1,038	1,222	3,080	3,301
Acquisition-related (income) expense (2)	(7,914)	(973)	(8,693)	(292)
Loan fee amortization	113	117	340	297
Litigation expense	--	--	603	--
Effective tax rate adjustment (3)	133	(97)	(192)	(67)
	(2,548)	3,956	7,333	12,903
NON-GAAP NET INCOME	$8,718	$8,242	$25,795	$23,044
NON-GAAP NET INCOME PER SHARE – DILUTED	$0.24	$0.23	$0.70	$0.63

(1) Individual adjustments are calculated using a tax rate of 40%.
(2) Acquisition-related expense includes direct acquisition costs, non-cash fair value adjustments for acquisitions related to accretion and potential contingent consideration, and impairment charges for an acquisition-related intangible asset.
(3) The effective tax rate adjustment reflects a non-GAAP provision for income taxes at an approximate statutory tax rate of 40%.

EPIQ SYSTEMS, INC.
OPERATING REVENUE
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

eDiscovery	$50,896	$36,626	$142,455	$96,314
Bankruptcy	21,248	23,842	66,943	68,148
Settlement Administration	11,721	9,284	47,131	28,194

TOTAL OPERATING REVENUE	$83,865	$69,752	$256,529	$192,656

EPIQ SYSTEMS, INC.
NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

eDiscovery	$19,795	$14,801	$53,410	$40,928
Bankruptcy	9,630	11,624	31,799	35,549
Settlement Administration	1,600	1,937	9,127	4,145
Corporate and Unallocated (1)	(7,824)	(7,529)	(25,688)	(21,804)

TOTAL NON-GAAP ADJUSTED EBITDA	$23,201	$20,833	$68,648	$58,818

(1) Non-GAAP corporate and unallocated adjusted EBITDA excludes acquisition-related expense for compensation related to future potential contingent consideration and litigation expense.

EPIQ SYSTEMS, INC.
CALCULATION OF DILUTED NET INCOME PER SHARE AND
DILUTED NON-GAAP NET INCOME PER SHARE
(In thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

NET INCOME	$11,266	$4,286	$18,462	$10,141
Amounts re-allocated to nonvested shares	(135)	--	(221)	--
NET INCOME ADJUSTED FOR DILUTED CALCULATION	$11,131	$4,286	$18,241	$10,141

NON-GAAP NET INCOME	$8,718	$8,242	$25,795	$23,044
Amounts re-allocated to nonvested shares	(135)	--	(221)	--
NON- GAAP NET INCOME ADJUSTED FOR DILUTED CALCULATION	$8,583	$8,242	$25,574	$23,044

BASIC WEIGHTED AVERAGE SHARES	35,438	35,268	35,505	35,145
Adjustment to reflect share-based awards	906	1,361	922	1,405
DILUTED WEIGHTED AVERAGE SHARES	36,344	36,629	36,427	36,550

NET INCOME PER SHARE – DILUTED	$0.31	$0.12	$0.50	$0.28

NON-GAAP NET INCOME PER SHARE - DILUTED	$0.24	$0.23	$0.70	$0.63
CONTACT: Lew P. Schroeber, Investor Relations
         telephone: 913-621-9500
         email: ir@epiqsystems.com
         visit us online at www.epiqsystems.com